Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Choice Bancorp:

We hereby consent to the incorporation by reference in the registration statement (No. 333-224611) on Form S-8 of First Choice Bancorp and Subsidiary of our report dated March 13, 2020 relating to our audit of the consolidated financial statements appearing in this annual report on Form 10-K for the year ended December 31, 2019.

/s/ Eide Bailly LLP

Laguna Hills, California
March 13, 2020